Acquisition of Lafarge North America's minority shares

Lafarge: A Building Materials Leader in North America North America: 20% of Lafarge's Current Operating Income Lafarge North America (LNA) 53.2% owned by Lafarge Blue Circle North America (BCNA) 100% owned by Lafarge Managed by Lafarge North America under a Management agreement

Lafarge: A Building Materials Leader in North America Cement LNA 13 MT BCNA 6MT Slag & Fly ash Aggregates LNA 120 MT BCNA 15MT Concrete LNA 8 Mm3 BCNA 3 Mm3 Asphalt and paving: $ 800M revenues Gypsum Drywall LNA 220 Mm2 Joint compound Cement Aggregates & Concrete Gypsum

US Construction Demand: Solid Long-Term Fundamentals Source: PCA forecasts Fall 2005, US Department of Commerce data (originally published in constant 1996 $b) 1988 100 1989 99.14529915 1990 95.72649573 1991 86.32478632 1992 91.45299145 1993 93.16239316 1994 98.29059829 1995 97.43589744 1996 105.1282051 1997 107.6923077 1998 113.6752137 1999 118.8034188 2000 121.3675214 2001 120.5128205 2002 118.2905983 2003 120.1709402 2004 124.7863248 124.7863248 2005 130.0854701 2006 131.7948718 2007 133.3333333 2008 134.5299145 2002-2008: + 2% / year Volume Index (100 base corresponds to 1988 volume)

Lafarge North America: Leading positions in US and Canada Financial highlights (Full year 2005) $ 4.3 b in sales $ 0.6 b EBIT $ 0.5 b cash-flow from operations 1 Three businesses Cement Aggregates & Concrete Gypsum Cement Gypsum Aggregates & Concrete Share of EBIT 32% 11% 57% 1 Excluding tax impact of the repatriation in the US of Canadian cash ($1,1 b US)

Key Transaction Terms Cash tender offer for 46.8% of Lafarge North America's shares held by minorities $75 per Lafarge North America's share 17 % premium over the closing price for Lafarge North America's shares on February 3, 2006 31 % premium over last 3 months of trading $3b / €2.5b consideration1 Fully debt-financed Offer to purchase expected to be filed within 2 weeks Direct offer to Lafarge North America shareholders The opportunity for Lafarge North America shareholders to cash out 1 Including exercise of all warrants and stock options

A Transaction That Will Increase Operational Efficiency Assets that we know well Optimization of operations fully captured Simplification and rationalization of Group structure Enhanced flexibility for North American development

A Financially Attractive Transaction Appropriate timing Immediately EPS enhancing Optimization of use of free cash flows at Group level Optimization of balance sheet structure

A win-win transaction Strategically Operationally Financially

Disclaimer Statements made in this presentation that are not historical facts, including the expected consolidation and optimization of the group's operations in North America and absence of integration risks, the immediacy of earnings accretion and cost savings, the improved use of free cash flow, the expected level of debt and increased flexibility in implementing its North American strategy, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors"), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward- looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the countries in which the Group Lafarge does business; currency fluctuations; seasonal nature of the Company's operations; levels of construction spending in major markets and, in particular, in North America; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's public filings with the French Autorite des Marches Financiers and the US Securities and Exchange Commission including its Reference Document and annual report on Form 20-F. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business throughout the world. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise

Important information Neither Lafarge nor any of its affiliates has commenced the tender offer to which this communication relates. Shareholders of Lafarge North America are advised to read the Tender Offer Statement on Schedule TO, the Offer to Purchase and any other documents relating to the tender offer that are filed with the SEC when they become available, because they will contain important information. Shareholders of Lafarge North America may obtain copies of these documents for free, when available, at the SEC's website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the Offer, at 1-888-750-5834.